UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/20/2013

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3030 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

408-822-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2013, our board of directors elected Catherine P. Lego to our board of directors. The press release announcing Ms. Lego's election is included as Exhibit 99.01 to this report. Ms. Lego will join our nominating and governance committee and compensation committee.

On August 20, 2013, we granted 17,143 deferred stock units (DSUs) to Ms. Lego in connection with her election to the board of directors. The DSU awards were made under our non-employee director compensation program and the Fairchild Semiconductor 2007 Stock Plan. Of the total number of DSUs granted, 10,000 will vest in one-third increments on each of the first three anniversaries of the grant date. The remaining 7,143 will vest in one-third increments on the last date prior to the date on which we hold our 2014, 2015 and 2016 annual stockholders' meetings. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director's service on the board for any reason other than removal for cause, (2) the director's disability, (3) the director's death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of five years after the grant date, in the case of Ms. Lego's award of 10,000 DSUs, and a minimum of five years following the date of our 2013 annual stockholders' meeting (held May 8, 2013) in the case of her award of the remaining 7,143 DSUs.

Item 9.01.    Financial Statements and Exhibits

99.01 Press release dated August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: August 21, 2013	By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.01	Press Release dated August 21, 2013.